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                                                                    EXHIBIT 99.1


Press Release


Contact:      Joseph S. Podolski
              President & CEO
              (281) 719-3447



            ZONAGEN AND SCHERING-PLOUGH CORPORATION MUTUALLY AGREE TO
               TERMINATE WORLDWIDE VASOMAX(R) LICENSE AGREEMENTS

         The Woodlands, TX, July 15, 2002 - Zonagen, Inc. (NASDAQ: ZONA, PCX:
ZNG) announced today that the Company and Schering-Plough Corporation have mutually agreed to terminate the worldwide licensing agreements that cover Zonagen's phentolamine based technologies for sexual dysfunction including VASOMAX(R). The agreement had been in place since November 14, 1997. The technology was returned to Zonagen for undisclosed present and future considerations.

         Included in the rights returned to Zonagen were all licenses, options and other rights with respect to Zonagen's phentolamine based products, Zonagen's combination products, patent rights, know-how and trademarks for the treatment of sexual dysfunction for both men and women. Furthermore, Schering-Plough Corporation will transfer and assign to Zonagen rights, title and interest in and to any and all New Drug Applications or similar foreign submissions or approvals relating to those products. Zonagen will thereafter be solely responsible for all obligations in the relevant countries with respect to such submissions and approvals.

         Any statements that are not historical facts contained in this release such as interpretation of data are forward-looking statements that involve risks and uncertainties, including but not limited to those relating to the uncertainties involving the Company's early stage of development, clinical trial results and FDA approval in the U.S. and approval of regulatory authorities in other jurisdictions, substantial dependence on one product, history of operating losses, future capital needs and uncertainty of additional funding, uncertainty of protection for patents and proprietary technology, litigation, governmental regulation, limited sales and marketing experience and dependence on collaborators, manufacturing uncertainties and reliance on third parties, competition and technology change, product liability and availability of insurance, and other risks identified in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission.